Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors of Open Text Corporation:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Open Text Corporation of our reports, both dated August 5, 2020, with respect to the consolidated balance sheets as of June 30, 2020 and 2019, the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2020, and the effectiveness of internal control over financial reporting as of June 30, 2020, which reports appear in the June 30, 2020 Annual Report on Form 10-K of Open Text Corporation.

Our report on the consolidated financial statements refers to changes in accounting policies due to the adoption of the new accounting standard for “Leases” in the year ended June 30, 2020, and two new accounting standards, "Revenue from Contracts with Customers" and "Income Taxes: Intra-Entity Transfers of Assets Other Than Inventory" in the year ended June 30, 2019.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants
Toronto, Canada
September 30, 2020